Exhibit 99.1

AMERI100 SECURES AMENDMENT TO PREFERRED STOCK AGREEMENT RESULTING
IN AN ANTICIPATED $1.5 MILLION IN ANNUAL CASH SAVINGS

Suwanee, GA, June 26, 2018 -- AMERI Holdings, Inc. (NASDAQ: AMRH) (“Ameri100” or the “Company”), a specialized SAP® cloud, digital and enterprise services company, today announced that it has entered into an Amendment Agreement (the “Agreement) to amend and restate the terms of the Certificate of Designation of Rights and Preferences (the “Amendment”) to the Company’s existing 9.00% Series A Cumulative Preferred Stock (the “Preferred Stock”), with Lone Star Value Investors, LP (“LSV”), the sole holder of the Preferred Stock.

Key terms of the Amendment, which will be filed with the Delaware Secretary of State following stockholder approval at the Company’s 2018 annual meeting, are:

•	The elimination of any prior defaults with respect to non-payment of dividends.
•	The cancellation of the existing cash dividend rate of 9.00% per annum or the payment of a penalty rate of 11.00% per annum for the payment of dividends in-kind through the issuance of additional Preferred Stock; in lieu thereof, the Company will pay Preferred Stockholders dividends in-kind through the issuance of additional Preferred Stock at a rate per annum equal to 2.00% for the next two years and then a cash dividend at the rate of 2.00% per annum. As a result of the Amendment, the Company anticipates approximately $1.5 million in annualized cash savings.

In addition, pursuant to the Agreement, Ameri100 will issue five-year warrants to holders of Preferred Stock to purchase 5,000,000 shares of the Company’s common stock promptly following the effectiveness of the Amendment. The warrants will be immediately exercisable upon their issuance at a cash conversion price of $1.50 per share. The warrants are subject to an accelerated termination date if the Company’s share price exceeds $2.00 for 10 out of 15 consecutive trading days. Should the Company elect to accelerate the termination date of the warrants, any unexercised at the termination date shall automatically be canceled without any further obligations on the part of the Company or the holders of the warrants.

The Amendment and warrant issuance are subject to approval by the Company’s stockholders at the Company’s 2018 annual meeting of stockholders which is anticipated to be held in August 2018.

Dev Nidhi, Founder and Vice Chairman of Ameri100, stated, “Replacing the Preferred Stock cash dividend with a paid in-kind payment over the next two years, together with a reduction in the dividend accretion rate, are the first of several steps being taken to preserve our capital and give us additional liquidity with which to pursue our growth goals, both organic and through the consummation of acquisition opportunities that will enhance value for shareholders. On behalf of the Board, I would like to thank LSV for working with us in support of the Company’s long-term success.”

About Ameri100

Ameri100 is a specialized SAP® cloud, digital and enterprise services company which provides SAP® services to customers worldwide. Headquartered in Suwanee, Georgia, Ameri100 has offices in the U.S. and Canada. The Company also has global delivery centers in India. With its bespoke engagement model, the Company delivers transformational value to its clients across industry verticals. For further information, visit www.ameri100.com.

Forward-Looking Statements

This press release includes forward-looking statements that relate to the business and expected future events or future performance of Ameri100 and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," and similar expressions or phrases identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about Ameri100's financial and growth projections as well as statements concerning our plans, predictions, estimates, strategies, intentions, beliefs and other information concerning our business and the markets in which we operate. The future performance of Ameri100 may be adversely affected by the following risks and uncertainties: the level of market demand for our services, the highly-competitive market for the types of services that we offer, market conditions that could cause our customers to reduce their spending for our services, our ability to create, acquire and build new businesses and to grow our existing businesses, our ability to attract and retain qualified personnel, currency fluctuations and market conditions around the world, and other risks not specifically mentioned herein but those that are common to industry. For a more detailed discussion of these factors and risks, investors should review Ameri100's reports on Form 10-K and other reports filed with the Securities and Exchange Commission (the “SEC”), which can be accessed through the SEC's website. Forward-looking statements in this press release are based on management's beliefs and opinions at the time the statements are made. All forward-looking statements are qualified in their entirety by this cautionary statement, and Ameri100 undertakes no duty to update this information to reflect future events, information or circumstances.

Corporate Contact:

Viraj Patel, Chief Financial Officer

IR@ameri100.com

Investor Relations Contact:

Jody Burfening/Sanjay M. Hurry

LHA Investor Relations

(212) 838-3777

IR@ameri100.com